Exh. 99.1

Veradigm Inc. Receives Nasdaq Notice Regarding Delayed Form 10-K Filing, Provides Update on 4th Quarter and Full Fiscal Year 2022 Reporting of Results

CHICAGO – MARCH 22, 2023 –Veradigm Inc. (Nasdaq: MDRX) announced today an update on the status of its year-end audit procedures for 2022. As the Company disclosed on February 28, 2023, due to an expansion of year-end audit procedures, the Company filed with the SEC a Form 12b-25, extending the due date of its annual report on Form 10-K by 15 days, to allow for completion of those procedures.

The reason for the expanded audit procedures stems from detected internal control deficiencies related to revenue recognition, and this reasoning has not changed. While the nature of the internal control deficiencies has not changed, the volume of transaction testing and time periods to which they are being applied have increased to help ensure that any prior errors are fully quantified and corrected. As a result, the expanded audit procedures have not been completed, and as such, the Company has not yet filed its Form 10-K.

Because the Company has not yet filed its Form 10-K, the Company received a notice from Nasdaq indicating that the Company is no longer in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the SEC. The notice from Nasdaq was expected under these circumstances, and it has no immediate impact on the listing or trading of the Company’s common stock. Pursuant to the terms of the notice, the Company has 60 days to file its Form 10-K or to submit a plan to regain compliance with Nasdaq’s continued listing requirements.

The Company previously estimated that the cumulative impact will be a reduction in revenue from continuing operations of approximately $20 million in the aggregate from what it otherwise reported since the 3rd quarter of 2021 and expected to report for the 4th quarter of 2022. As the expanded audit procedures are now being applied to earlier time periods, the Company anticipates that the cumulative impact will increase to approximately $40 million, but not exceed 5% of full year revenue from continuing operations for either 2021 or 2022. The Company has determined that the impact for 2021 will require a restatement of the Company’s financial statements as of and for the year ended December 31, 2021, and these restated amounts will accompany the 2022 Form 10-K filing.

The Company also believes that there will be an impact on the Company’s revenue from discontinued operations for the corresponding periods.

Finally, the Company is revising the following financial guidance for Fiscal 2023 issued on February 28, 2023 as follows:

• Revenue is expected between $615 million and $635 million, a decrease from the prior guidance of $625 million and $645 million

The Company is affirming the following financial guidance issued on February 28, 2023:

• Non-GAAP earnings per share is expected between $0.80 and $0.90

In providing financial guidance, the Company does not reconcile non-GAAP diluted earnings per share to the corresponding GAAP financial measure. The Company does not provide guidance for the various reconciling items since certain items that impact GAAP diluted earnings per share, any of which may be significant, are outside of its control and/or cannot be reasonably predicted. As a result, the Company is also not able to indicate the probable significance of such items.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit http://www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

Jenny.Gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and the results of the ongoing review, the financial impacts of the misstatements, including the preliminary financial information contained herein, and the Company’s guidance for its 2023 fiscal year. These forward-looking statements are based on the current beliefs and expectations of the Company’s management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a further material delay in the Company’s financial reporting, including as a result of unanticipated factors that could cause further delay, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices, the likelihood that the control deficiencies identified or that may be identified in the future will result in additional material weakness or material weaknesses in the Company’s internal control over financial reporting, the preliminary nature of the financial information contained herein, and the possibility that such results could materially change as they are finalized and audited, including as a result of unrelated corrections in prior periods, and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The Company does not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.

© 2023 Veradigm LLC and/or its affiliates. All rights reserved.